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                                                                    EXHIBIT 99.1

                               [EOTT ENERGY LOGO]
                      P.O. BOX 4666, HOUSTON, TX 77210-4666


                                                FOR FURTHER INFORMATION CONTACT:
                                                            Kirk Brewer or
                                                            Caroline Pecquet
                                                            713-993-5152


EOTT ENERGY PARTNERS, L.P.  ANNOUNCES MANAGEMENT ELECTION


HOUSTON, Texas, January 27, 2003 - EOTT Energy Partners, L.P. (EOTT) announced today that H. Keith Kaelber has joined EOTT as executive vice president and chief financial officer.

"Mr. Kaelber brings to EOTT extensive experience in the energy marketing and pipeline business. Mr. Kaelber's professional background spans 31 years including 23 years of energy finance. With the anticipated approval of the reorganization plan and emergence from Chapter 11 early in 2003, Mr. Kaelber 's financial and business development experience will strengthen our ability to focus on the financing required to achieve our future growth and asset development strategy," said Dana Gibbs, EOTT's President and Chief Executive Officer.

Prior to joining EOTT, Kaelber served as President of INDWELL, a non profit organization. Previously he was President, Financial Services and Senior Vice President and Chief Financial Officer for NGC Corp. (which was the predecessor of Dynegy). Prior to his position with NGC Corp. he served as Executive Vice President, Energy Banking Group with NCNB Corp., Texas and Senior Vice President, Energy Banking Group, Republic Bank Dallas (which was subsequently acquired by Nations Bank). Kaelber holds a bachelor's degree with distinction in business and a master's degree in finance from Indiana University.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. The partnership's common units are traded under the ticker symbol EOTPQ:PK.


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SAFE HARBOR STATEMENT

This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although EOTT believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, timely approval by the Bankruptcy Court of EOTT's pre-negotiated restructuring plan, EOTT's ability to successfully operate under the plan once approved and implemented, its success in obtaining the financing necessary to its continuing operations and growth, its ability to maintain its critical commercial relationships, demand for various grades of crude oil and the resulting changes in pricing conditions, the success of its risk management activities, its success in its continuing efforts to reduce costs, and general conditions in the oil and gas and financial markets during the periods covered by the forward-looking statements.



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